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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No.     )*

                           ITI Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  450564109
--------------------------------------------------------------------------------
                               (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



             IN ACCORDANCE WITH RULE 201 OF REGULATION S-T, THIS
         SCHEDULE 13G IS BEING FILED IN PAPER PURSUANT TO A TEMPORARY
                              HARDSHIP EXEMPTION


                              Page 1 of 10 pages



CUSIP No. 450564109                                       13G                                Page 2 of 10 pages
-----------------------------------------------------------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Artisan Partners Limited Partnership  39-1807188
-----------------------------------------------------------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a) [  ]

          Not Applicable                                                                                    (b) [  ]
-----------------------------------------------------------------------------------------------------------------------------------
 3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
---------------------------------------------------------------------------------------------------------------------------------
                                                        SOLE VOTING POWER
           NUMBER OF                          5         None
             SHARES                           ---------------------------------------------------------------------------------
          BENEFICIALLY                                  SHARED VOTING POWER
            OWNED BY                          6         454,000
              EACH                            ---------------------------------------------------------------------------------
           REPORTING                                    SOLE DISPOSITIVE POWER
             PERSON                           7         None
              WITH                            ---------------------------------------------------------------------------------
                                              8         SHARED DISPOSITIVE POWER
                                                        454,000
-----------------------------------------------------------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          454,000
-------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          Not Applicable
-----------------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED B AMOUNT IN ROW 9
          5.02%
-----------------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          IA
-----------------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!




CUSIP NO.    450564109                                        13G                                        Page 3 of 10 pages
-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Artisan Investment Corporation
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a)  [  ]

          Not Applicable                                                                                    (b)  [  ]
-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------------------------------------------------------------------
                                                          SOLE VOTING POWER
           NUMBER OF                            5         None
             SHARES                             ----------------------------------------------------------------------------------
          BENEFICIALLY                                    SHARED VOTING POWER
            OWNED BY                            6         454,000
              EACH                              ----------------------------------------------------------------------------------
           REPORTING                                      SOLE DISPOSITIVE POWER
             PERSON                             7         None
              WITH                              ----------------------------------------------------------------------------------
                                                8         SHARED DISPOSITIVE POWER
                                                          454,000
-----------------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          454,000
----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          Not Applicable
---------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED B AMOUNT IN ROW 9
          5.02%
-----------------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
-----------------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!




CUSIP No. 450564109                                         13G                                   Page 4 of 10 pages
-----------------------------------------------------------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Andrew A. Ziegler
-----------------------------------------------------------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a)  [  ]

          Not Applicable                                                                                    (b)  [  ]
-----------------------------------------------------------------------------------------------------------------------------------
 3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-----------------------------------------------------------------------------------------------------------------------------------
                                                            SOLE VOTING POWER
                  NUMBER OF                       5         None
                    SHARES                        ---------------------------------------------------------------------------------
                 BENEFICIALLY                               SHARED VOTING POWER
                   OWNED BY                       6         454,000
                     EACH                         --------------------------------------------------------------------------------
                  REPORTING                                 SOLE DISPOSITIVE POWER
                    PERSON                        7         None
                     WITH                         ---------------------------------------------------------------------------------
                                                  8         SHARED DISPOSITIVE POWER
                                                            454,000
--------------------------------------------------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          454,000
--------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          Not Applicable
--------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.02%
--------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!




CUSIP No.   450564109                                       13G                                        Page 5 of 10 pages
-----------------------------------------------------------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Carlene Murphy Ziegler
-----------------------------------------------------------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                 (a)  [ ]

          Not Applicable                                                                                    (b)  [ ]
-----------------------------------------------------------------------------------------------------------------------------------
 3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-----------------------------------------------------------------------------------------------------------------------------------
                                                     SOLE VOTING POWER
           NUMBER OF                       5         None
             SHARES                        --------------------------------------------------------------------------------------
          BENEFICIALLY                               SHARED VOTING POWER
            OWNED BY                       6         454,000
              EACH                         ---------------------------------------------------------------------------------------
           REPORTING                                 SOLE DISPOSITIVE POWER
             PERSON                        7         None
              WITH                         ---------------------------------------------------------------------------------------
                                           8         SHARED DISPOSITIVE POWER
                                                     454,000
----------------------------------------------------------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          454,000
---------------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          Not Applicable
----------------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.02%
--------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:
                  ITI Technologies, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:
                  2266 North Second Street
                  North St. Paul, MN 55109

Item 2(a)  Name of Person Filing:
                  Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                          Artisan Partners ("Artisan Corp.")
                  Andrew A. Ziegler
                  Carlene Murphy Ziegler

Item 2(b)  Address of Principal Business Office:

                  Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler 1000 North Water Street, #1770
                  Milwaukee, WI 53202

Item 2(c)  Citizenship:

                  Artisan Partners is a Delaware limited partnership Artisan Corp. is a Delaware corporation
                  Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)  Title of Class of Securities:

                  Common Stock

Item 2(e)  CUSIP Number:

                  450564109

Item 3     Type of Person:


                  (e) Artisan Partners is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.


                               Page 6 of 10 pages

Item 4 Ownership (at December 31, 1996):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                              454,000 shares

                        (b)  Percent of class:

                              5.02% (based on 9,033,162 outstanding on October 15, 1996)

                        (c)  Number of shares as to which such person has:

                                   (i)  sole power to vote or to direct the
                                        vote: none

                                  (ii)  shared power to vote or to direct the
                                        vote:  454,000

                                  (iii) sole power to dispose or to direct the
                                        disposition of: none

                                  (iv)  shared power to dispose or to direct
                                        disposition of:  454,000


                            Artisan Partners serves as investment adviser to Artisan Funds, Inc. Series Designated Artisan Small Cap Fund (the "Fund"). Various of Artisan Partners's limited partners and employees are also officers and trustees of the Fund, but Artisan Partners does not consider the Fund to be controlled by such persons. Although the Fund is not controlled by Artisan Partners, pursuant to rule 13d-3(a) the shares beneficially owned by the Fund, with respect to which the Fund has delegated to Artisan Partners shared voting power and shared dispositive power, are considered to be shares beneficially owned by Artisan Partners by reason of such delegated powers. Other clients of Artisan Partners may own shares which are not included in the aggregate number of shares reported herein because Artisan Partners does not have or share voting or investment power over those shares.

    Item 5  Ownership of Five Percent or Less of a Class:

                       Not Applicable

    Item 6  Ownership of More than Five Percent on Behalf of Another Person:


                       The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.



                              Page 7 of 10 pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                 Not Applicable

Item 8   Identification and Classification of Members of the Group:

                 Not Applicable

Item 9   Notice of Dissolution of Group:

                 Not Applicable

Item 10  Certification:


                       By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                               Page 8 of 10 pages

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        ARTISAN INVESTMENT CORPORATION
                                           for itself and as general partner of
                                            ARTISAN PARTNERS LIMITED PARTNERSHIP

                                        By:  /s/ John M. Blaser
                                             -----------------------------------
                                                 John M. Blaser
                                                 Vice President

                  The undersigned individuals, on the date above written, agree and consent to the joint filing on their behalf of this
                  Schedule 13G in connection with their beneficial ownership of the security reported herein.

                                        ANDREW A. ZIEGLER


                                        /s/ Andrew A. Ziegler
                                        -----------------------------

                                        CARLENE MURPHY ZIEGLER


                                        /s/ Carlene Murphy Ziegler
                                        -----------------------------



                               Page 9 of 10 pages